SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

        Date of Report: (Date of earliest event reported) October 6, 1998

                             SABA PETROLEUM COMPANY
               (Exact name of registrant as specified in charter)


Delaware                                     1-12322                                    47-0617589
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 (State or                                  (Commission                              (IRS Employer
other jurisdiction                          File Number)                           Identification No.)
of incorporation)


3201 Airpark Drive Suite 201, Santa Maria, CA                                             93455
(Address of principal executive offices)                                                (Zip Code)

Registrant's telephone number, including area code:                                   (805) 347-8700
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(Former name or former address, if changed since last report) Not Applicable


Item  1     Changes in Control of Registrant

            Not Applicable

Item  2     Acquisition or Disposition of Assets

            Not Applicable

Item  3     Bankruptcy or Receivership

            Not Applicable

Item  4     Changes in Registrant's Certifying Accountant

            Not Applicable
Item No. 5.  Other Material Events.
         Series A Preferred Stock Transfer Agreement.

         By an agreement dated October 6, 1998, Horizontal Ventures, Inc., a company the shares of which are listed on the NASDAQ, acquired the right to purchase from RGL International Investors, LDC ("RGC") all of the Company's
Series A Preferred Stock, save such amount not to exceed 1,000 shares as may be necessary to permit RGL to cover its short position in the Common Stock of the Company. On execution of the agreement, Horizontal Ventures acquired 690 shares of the Preferred Stock for a consideration of $750,000. Horizontal Ventures has until November 6, 1998 to complete the acquisition, but may extend that date to December 6, 1998 by paying a $500,000 deposit which will be applied to the purchase price should the transaction be consummated. The Preferred Stock is subject to certain transfer restrictions. The Company consented to the transfer to Horizontal Ventures, which agreed to convert all of the Preferred Stock into Common Stock should it complete the acquisition at a conversion price of $2.50 per share. On conversion of the Preferred Stock, Horizontal Ventures will be entitled to name one director to the Company's five man Board of Directors.

         Common Stock Purchase Agreement.

         By a Common Stock Purchase Agreement dated October 8, 1998,  Horizontal
Ventures  agreed  to  purchase  and the  Company  agreed  to sell to  Horizontal
Ventures an aggregate of 2.5 million shares of the Common Stock of the Company at a price of $3 per share. On or before November 6, 1998, Horizontal Ventures is to purchase 333,333 shares of the Common Stock at a price of $3 and the balance on December 4, 1998. Proceeds of the sale of the Common Stock, aggregating $7.5 million, are to be employed to repay an indebtedness to Omimex
Resources, Inc. (approximately $4.5 million) and the balance for working capital. On October 8, 1998, Randeep S. Grewall was appointed to the Board of
Directors which now stands at six. Should the transaction be consummated, Horizontal Ventures will be entitled to name an additional member to the Company's Board of Directors which will be reduced to five members, including
Mr.
Grewal..

         The Common Stock Purchase  Agreement  prohibits the Company from taking various  actions  without the consent of Horizontal  Ventures,  which it may not unreasonably  withhold.  Basically,  the prohibited  actions include all actions outside of the customary course of business of the Company. Thus, the Company is precluded from acquiring debt,  issuing  securities,  disposing of properties or doing  things  which  would  alter the  status of the  Company.  Closing  of the transaction  is subject to various  conditions,  including  the  accuracy of the warranties and representations made by the Company, the filing of a registration
statement  covering  the  Company's   Preferred  Stock  and  a  Proxy  Statement
soliciting  approval of the Company's  shareholders  for the  conversion for the conversion of the Preferred Stock.

         The  Company  has  received  a copy of a Form 13 D filed by  Horizontal
Ventures, Inc. during October 1998, indicating that Horizontal Ventures and an affiliate have acquired over five percent of the outstanding Common Stock of the Company. The stock so acquired is in addition to that which may be acquired under the above mentioned agreements.

         Potential Change of Control - Requisite Financing

         Should Horizontal Ventures complete the acquisition and conversion of the Series A Preferred Stock and the purchase of 2.5 million shares of the Common Stock, it will be entitled to three members of the Company's five man
Board of Directors and will then be in control of the Company.

         The Company understands that Horizontal Ventures has engaged an investment banking firm to assist Horizontal Ventures in securing the financing necessary to complete both the acquisition of the Series A Preferred Stock and the Common Stock. Based solely upon a review of the public reports of Horizontal
Ventures, it would appear that Horizontal Ventures does not presently possess the cash resources necessary to complete the transactions and that financing will be required. The Company is not in a position to determine whether the financing will be forthcoming.


Item No. 6. Resignation of Registrant's Directors

         Not Applicable

Item No. 7. Financial Statements and Exhibits

Exhibits to 8-K

10.1 Preferred  Stock Transfer  Agreement  dated October 5, 1998, by and between
     RGC International Investors, LDC and Horizontal Ventures, Inc., and consented to by the Company and filed as Exhibit 7.1 to a Schedule 13D filed for Horizontal Ventures, Inc., and incorporated herein by reference.

10.2 Common  Stock  Purchase  Agreement  dated  October  8,  1998  between  Saba
     Petroleum Company and Horizontal Ventures, Inc., and filed as Exhibit 7.2 to a Schedule 13D filed for Horizontal Ventures, Inc., and incorporated herein by reference.

10.2(A)  Schedules to Exhibit 10.2 Common Stock Purchase Agreement.

10.2(B)  Exhibit "A" to Exhibit 10.2 Common Stock Purchase Agreement.

10.3 Letter Agreement dated October 8, 1998 by and between Horizontal  Ventures,
     Inc. and Saba Petroleum Company.

10.4 Press Release announcing Saba Petroleum Company's agreement on a $7.5 million private placement and conversion of its Preferred shares.

Item No. 8. Changes in Fiscal Year

         Not Applicable

Item No. 9. Sales of Equity Securities Pursuant to Regulation S

         Not Applicable



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SABA PETROLEUM COMPANY
Date: October 22, 1998

By:_____________________________
      /s/Ilyas Chaudhary, Chief Executive Officer

Date: October 22, 1998

By: _____________________________
       /s/Imran Jattala, Executive Vice President and Chief Operating Officer